Supplement A-8

National Grid Holdings Inc.

Balance sheet
at March 31, 2003

Mar 03

$m
Fixed assets
Investments	8,288
8,288

Current assets
Debtors (amounts falling due within one year)	250
Cash and cash equivalents	-

Creditors (amounts falling due within one year)
Other creditors	(3,904)

Net current assets	(3,654)

Net assets	4,634

Capital and reserves
Called up share capital	-
Share premium account	4,578
Profit and loss account	56

Equity shareholders' funds	4,634

Reconciliation of equity shareholders' funds to US GAAP

Equity shareholders' funds under UK GAAP	4,634

Adjustments to conform with US GAAP
Investments in subsidiaries, at equity	(1,057)
Recognition of intercompany balances	926

Equity shareholders' funds under US GAAP	4,503

The balance sheet is prepared under UK GAAP.

National Grid Holdings Inc

Group cash flow statement
for the year ended March, 31 2003

$m

Net cash inflow from operating activities	-

Returns on investments and servicing of finance
Dividends	233
Interest paid	(213)

Net cash outflow for returns on investments and servicing of finance	20

Taxation
Corporate tax received	1

Financing
Movement in intercompany balances	(26)

Net cash inflow from financing	(26)

Movement in cash and overdrafts	(5)

Summary Group cash flow statement under US GAAP

Net cash provided by operating activities	21
Net cash used in financing activities	(26)
Net decrease in cash and cash equivalents	(5)
Cash and cash equivalents at beginning of year	5

Cash and cash equivalents at end of year	-

Current asset investments and cash per balance sheet	-

Cash and cash equivalents	-

National Grid Holdings Inc.

Profit and loss account
for the period ended March 31, 2003

$m

Operating costs	-

Operating loss - continuing operations	-

Dividend receivable	233

Profit before interest and tax	233

Net interest	(219)

Profit on ordinary activities before taxation - continuing operations	14

Taxation	77

Profit on ordinary activities retained for the year	91

National Grid Holdings Inc

Profit and loss reserve
for the year ended March 31, 2003

	$m

At April 1, 2002	(35)

Retained profit for the year	91

At March 31, 2003	56

Reconciliation of profit and loss reserve to accumulated losses under US GAAP

Profit and loss reserve under UK GAAP at March 31, 2003	56

Adjustments to conform with US GAAP
Equity in income of companies	(111)

Accumulated losses under US GAAP at March 31, 2003	(55)	*

* Includes cumulative other comprehensive losses of $(255)m

The profit and loss reserve is prepared under UK GAAP.